SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting materials pursuant to Rule 14a-11(c) or Rule 14a-12

EQUUS TOTAL RETURN, INC.

(Name of Registrant as Specified in Its Charter)

Kenneth I. Denos, 2727 Allen Parkway, 13th Floor, Houston, TX 77019

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule, or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OUR SPECIAL MEETING OF STOCKHOLDERS IS NOW SCHEDULED TO BE HELD ON

MARCH 22, 2007

PLEASE VOTE YOUR SHARES TODAY

March 5, 2007

Dear Equus Total Return Stockholder:

Our special meeting of stockholders is now scheduled to take place on March 22, 2007. At the special meeting, we are asking stockholders to vote FOR a proposal to authorize the Fund to offer and sell, or to issue rights to acquire, shares of the Funds common stock at a price below the current net asset value of the stock (“Proposal 1”). Although we are pleased with the great support the proposal has received, we still need a few more shares to vote FOR the proposal in order for it to pass.

We are writing now to urge all stockholders—no matter how few shares you may own—to vote FOR the proposal by telephone, internet, or by returning the enclosed proxy card. By voting FOR the proposal today, you can help save your Fund the costs of additional mailings, phone calls and adjournments.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1

After careful deliberation and consultation with one of the Fund’s financial advisors and an independent investment banking firm, your Board concluded that Proposal 1 was in the best interest of the Fund and its stockholders. The Board’s conclusion was influenced by the belief that Proposal 1 could potentially benefit Equus stockholders by providing:

•	Greater Investment Opportunities
•	Regular Quarterly Dividends
•	A Reduced Discount
•	Reduced Expenses Per Share
•	Greater Liquidity

With only a few weeks remaining until the reconvened special meeting, we hope that we can count on you to support a proposal that we believe will make your Fund an even better investment. Again, we remind you that every vote counts and urge you all to vote FOR the proposal even if you own only a few shares of stock. Remember, even if you have voted against the proposal, you can still change your vote to FOR by voting the enclosed proxy card—only your latest dated proxy will be counted at the meeting.

If you have any questions or need assistance in voting your proxy, we encourage you to call our proxy solicitors, The Altman Group, toll-free at (800) 330-8705, or MacKenzie Partners, toll-free at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Anthony R. Moore
Chief Executive Officer and Co-Chairman